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                             UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C.  20549

                                FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION NUMBER UNDER
SECTION 12(g) OF THE SECURITIES AND EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                        Commission File Number 1-07088

                    AMERICAN BUSINESS PRODUCTS, INC.
        (Exact name of registrant as specified in its charter)

                        2100 RiverEdge Parkway, Suite 1200
                         Atlanta, Georgia 30328
                             (770) 953-8300
          (Address, including zip code, and telephone number,
   including area code, of registrant's principal executive offices)

                     COMMON STOCK ($2.00 PAR VALUE)
                      COMMON STOCK PURCHASE RIGHTS
        (Title of each class of securities covered by this Form)

                                  NONE
      (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)      [X]    Rule 12h-3(b)(1)(i)      [X]
          Rule 12g-4(a)(1)(ii)     [ ]    Rule 12h-3(b)(1)(ii)     [ ]
          Rule 12g-4(a)(2)(i)      [ ]    Rule 12h-3(b)(2)(i)      [ ]
          Rule 12g-4(a)(2)(ii)     [ ]    Rule 12h-3(b)(2)(ii)     [ ]
                                          Rule 15d-6               [ ]

Approximate number of holders of record as of the certification or
notice date:   1

     Mail-Well I Corporation, a wholly-owned subsidiary of Mail-Well, Inc., is the sole holder of record of the securities listed above as of the date hereof pursuant to the merger of Sherman Acquisition Corporation, a wholly-owned subsidiary of Mail-Well I Corporation, with and into American Business Products, Inc., which was consummated on February 22, 2000.

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     Pursuant to the requirements of the Securities Exchange Act of
1934, American Business Products, Inc. has caused this certification/ notice to be signed on its behalf by the undersigned duly authorized person.

Date:  February 23, 2000      By: /s/ Gary H. Ritondaro
                              Name: Gary H. Ritondaro
                              Title: Chief Financial Officer